                           ASSET PURCHASE AGREEMENT
                                     among
                         SKYLYNX COMMUNICATIONS, INC.
                            a Colorado corporation,
                                      and
                            Simply Internet, Inc.,
                           a California corporation,

                                      and
                                 Jay P. Lacny
                                      and
                               Sherilynne Lacny

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----

ARTICLE 1 PURCHASE AND SALE OF ASSETS                             1
1.1 Description of Assets                                         1
1.2 Non-Assignment of Certain Customer Accounts                   3
1.3 Accounts Receivable                                           3
1.4 Proration of April 1999 Net Income                            4
1.5 Change of Names                                               4
1.6 Excluded Assets                                               4
ARTICLE 2 PURCHASE PRICE AND RETENTION                            4
2.1 Purchase Price                                                4
2.2 Liabilities                                                   5
ARTICLE 3 CLOSING                                                 5
3.1 Time and Place                                                5
3.2 Deliveries by Seller and the Shareholders                     5
3.3 Payment of Purchase Price                                     6
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER             6
4.1 Corporate Status                                              7
4.2 Corporate Power and Authority                                 7
4.3 Enforceability                                                7
4.4 No Violation                                                  7
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS           7
5.1 Corporate Status                                              8
5.2 Power and Authority                                           8
5.3 Enforceability                                                8
5.4 Y2K                                                           8
5.5 Subsidiaries                                                  8
5.6 No Violation                                                  9
5.7 Taxes                                                         9
5.8 No Commissions                                                9
5.9 Financial Statements                                          9
5.10 Changes Since the Current Balance Sheet                      9
5.11 Litigation                                                  10
5.12 Liabilities                                                 10
5.13 Indebtedness                                                10
5.14 Environmental Matters                                       11
5.15 Real Property, Leases and Significant Personal Property     11
5.16 Good Title, Adequacy and Condition.                         11
5.17 Compliance with Laws                                        12
5.18 Absence of Certain Changes or Events                        12
5.19 Intellectual Property                                       12
5.20 Accounts Receivable                                         13
5.21 Licenses and Permits                                        13
5.22 Contracts, Customer Lists and Employment Matters            13
5.23 Predecessor Status, Etc.                                    14
5.24 Spin-Off by Seller                                          14
5.25 Records of Seller                                           14
5.26 Accuracy of Information Furnished by Seller and the
     Shareholders                                                14
5.27 Survival                                                    14
ARTICLE 6 CONDUCT OF BUSINESS PENDING THE CLOSING                14
6.1 Conduct of Business by Seller Pending the Closing            14
ARTICLE 7 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES        16
7.1 Further Assurances                                           16
7.2 Confidentiality, Publicity                                   16
7.3 No Other Discussions                                         16
7.4 Due Diligence Investigation                                  17
7.5 Related Party Agreements                                     17
7.6 Cooperation                                                  17
7.7 Other Actions                                                17
7.8 Notification of Certain Matters                              18
7.9 Payoff and Estoppel Letters                                  18
7.10 Consulting Services                                         18
7.11 Accounting Treatment                                        18
7.12 Covenant Not to Compete                                     18
7.13 Employment                                                  20
7.14 Pre-Payment Amount                                          21
7.15 Seller's April Net Income                                   21
ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF PURCHASER             21
8.1 Accuracy of Representations and Warranties; Compliance
     with Obligations                                            21
8.2 No Material Adverse Change or Destruction of Property        21
8.3 Corporate Certificate                                        22
8.4 Consent                                                      22
8.5 No Adverse Litigation                                        22
8.6 Opinion of Counsel                                           22
ARTICLE 9 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS           22
9.1 Accuracy of Representations and Warranties and Compliance
     with Obligations                                            22
9.2 Other Conditions                                             23
9.3 Corporate Certificate                                        23
9.4 No Adverse Litigation                                        23
ARTICLE 10 NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION        23
10.1 Non-Assumption of Liabilities; Indemnification.             23
10.2 Assumption of Specific Liabilities; Indemnification
     of Seller                                                   24
10.3 Survival of Representations and Warranties                  25
10.4 Matters Involving Third Parties                             25
ARTICLE 11 DEFINITIONS                                           26
11.1 Defined Terms                                               26
ARTICLE 12 TERMINATION, AMENDMENT AND WAIVER                     27
12.1 Termination                                                 27
12.2 Effect of Termination                                       27
ARTICLE 13 GENERAL PROVISIONS                                    28
13.1 Notices                                                     28
13.2 Entire Agreement                                            29
13.3 Expenses                                                    29
13.4 Amendment; Binding Effect; Assignment                       29
13.5 Counterparts                                                29
13.6 Governing Law: Interpretation                               29
13.7 Access to Records                                           29
13.8 Attorneys' Fees                                             29

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
                               LIST OF SCHEDULES


Schedule 1.1(a)     --   Description of Equipment
Schedule 1.1(b)     --   Description of Real Property
Schedule 1.1(d)     --   Related Documents
Schedule 1.1(e)     --   Assumed Contracts
Schedule 1.1(h)     --   Approvals and Operating Rights
Schedule 1.1(p)     --   Tangible and Intangible Assets
Schedule 1.2        --   Non-Assignment of Certain Customer Accounts
Schedule 1.5        --   Trade Name, Trademark and Service Marks
Schedule 1.6        --   Excluded Assets
Schedule 5.5        --   Subsidiaries
Schedule 5.9        --   Financial Statements
Schedule 5.10       --   Changes Since the Current Balance Sheet
Schedule 5.11       --   Litigation
Schedule 5.12       --   Liabilities
Schedule 5.13       --   Indebtedness
Schedule 5.15       --   Real Property, Leases and Significant Personal
                         Property
Schedule 5.16       --   Good Title, Adequacy and Condition
Schedule 5.17       --   Compliance With Laws
Schedule 5.18       --   Absence of Certain Changes or Events
Schedule 5.19       --   Intellectual Property
Schedule 5.20       --   Accounts Receivable
Schedule 5.21       --   Licenses and Permits
Schedule 5.22       --   Contracts, Customer Lists and Employment Matters
Schedule 5.24       --   Spin-Off by Seller
Schedule 6.1        --   Conduct of Business Pending Closing
Schedule 7.5        --   Related Party Agreements
Schedule 7.11       --   Accounting Treatment

                           ASSET PURCHASE AGREEMENT



     This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of April 26, 1999 ("Effective Date"), by and between SKYLYNX COMMUNICATIONS, INC., a Colorado corporation ("Purchaser"), SIMPLY INTERNET, INC., a California corporation ("Seller"), and each of those persons, jointly and severally, who are owners of the majority of the outstanding shares of Seller, namely: Jay P. Lacny and Sherilynne Lacny (which person(s) are hereinafter jointly referred to as the "Shareholders". The Shareholders and Seller are hereinafter collectively referred to as the "Sellers." Certain other capitalized terms used herein are defined in Article 11 and throughout this Agreement.

                                   RECITALS

     A. Seller is engaged in the business of providing residential and business dial-up and dedicated phone line and data access to the internet along with web design, co-location and hosting services (the "Business") with its headquarters located at 8963 Complex Drive, Suite F, San Diego, California, 92123 and is qualified to do business in the State of California;

     B.   Seller has facilities and operations in the State of California;

     C. The Shareholders hold all of the outstanding capital stock of Seller, and Purchaser is unwilling to enter into this Agreement without the covenants and promises of the Shareholders herein set forth; and

     D. Purchaser desires to purchase and acquire certain assets, properties, and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties, and contractual rights to Purchaser, all on the terms and subject to the conditions hereinafter set forth.

                              TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Purchaser and Purchaser hereby acquires for the consideration set forth herein, the following assets, properties, and contractual rights of Seller set forth in the December 31, 1998 balance sheet (collectively, the "Assets"), and wherever located, subject to the exclusions hereinafter set forth; provided, however, that the Assets shall not include those assets identified as "Excluded Assets" pursuant to Section 1.6:

          (a) all machinery, leasehold improvements, construction in progress, furniture and fixtures, computer equipment and monitors, routers, servers, computer software, and any other fixed assets owned by Seller and used in the operations of the Business, including, without limitation, the fixed assets listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment");

          (b) all real property interests (whether owned or leased) used or for use in the Business (the "Real Property"), as specifically described on
Schedule 1.1(b) attached hereto and made a part hereof, and all improvements thereon;

          (c) all of Seller's interests and rights and benefits under any leases of machinery, vehicles, equipment, tools, furniture, fixtures or other fixed assets;

          (d) all contractual rights of Seller with Seller's customers (whether oral or in writing, and including without limitation all ISP Service Agreements and Customer Agreements to which Seller is a party, and all accounts receivable relating to services prior to the Closing (the "Accounts Receivable")), relating to the conduct of the Business and all other rights to provide services to customers of Seller (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Accounts (the "Related Documents"); a complete and accurate list of the Customer Accounts and the Related Documents dated as of April 21, 1999 has been provided to Purchaser, and true and complete copies of all Customer Accounts (or descriptions of unwritten arrangements) and Related Documents in printed or in electronic format shall be delivered to Purchaser simultaneously with the execution and delivery of this Agreement, which documents shall be maintained by Purchaser in Denver, Colorado or Menlo Park, California which records shall be delivered to Seller for inspection upon two (2) days prior written notice to Purchaser;

          (e) the contracts and other agreements to which Seller is a party listed on Schedule 1.1(e) (the "Assumed Contracts");

          (f) all of Seller's inventory of parts, supplies and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

          (g) all proprietary rights of Seller, including, without limitation, all right, title and interest of Seller in and to all trade secrets, slogans, processes, rights, symbols, trademarks, service marks, logos, and trade names used in the Business;

          (h) all permits, licenses (including Class C licenses), franchises, consents and other approvals and operating rights relating to the Business that are assignable or transferable, which are more completely described and set forth on Schedule 1.1(h), attached hereto and made a part hereof, true and complete copies of which are attached to Schedule 1.1(h);

          (i) all communications equipment (together with any rights to frequencies related thereto) used in connection with the Business, wherever located;

          (j) all right, title and interest of Seller in and to all telephone and telecopier numbers used by Seller in the conduct of the Business;

          (k) all of Seller's right, title and interest in and to the name "Simply Internet", and any other names used in connection with the Business and the rights to use such names (the "Business Names");

          (l) all manual and automated routing and billing information and components thereof, including, without limitation, all routing and billing computer software and programs containing any customer information;

          (m) all operating data and records of Seller, including, without limitation, all of Seller's existing documents, files and other material related to all current or past customers of the Business, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (n)  all of the good will of the Business;

          (o) all cash, securities, investment property, and other such assets of Seller, including all amounts on deposit with Seller; and

          (p) all other tangible and intangible assets used in the Business, including those set forth on Seller's balance sheet dated as of December 31, 1998 (the "Current Balance Sheet"), a copy of which is attached as Schedule 1.1(p) hereto.

     1.2 NON-ASSIGNMENT OF CERTAIN CUSTOMER ACCOUNTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Account shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Purchaser. If such consent is not obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such Customer Account, including, without limitation, an adjustment of the Purchase Price set forth in Section 2.1 hereof and enforcement for the account and benefit of Purchaser, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Account by such other person, or otherwise. Attached hereto as Schedule 1.2 is a list of all Customer Accounts requiring consent to their assignment.

     1.3 ACCOUNTS RECEIVABLE. As described in Section 1.1(d) above, the Accounts Receivable, if any, are to be conveyed to Purchaser at the Closing. However, if Seller receives any payments after the Closing in connection with the Accounts Receivable, then Seller shall forward such payments to Purchaser on a regular basis (but at least monthly), together with an itemized list of the sources thereof. Seller has no Accounts Receivable as of March 31, 1999.

     1.4  PRORATION OF APRIL 1999 NET INCOME.  As of the date which is sixty
(60) days after the Closing Date, Purchaser and Seller shall meet to account for amounts paid in respect of Accounts Receivable relating to services performed for customers in the month of April 1999 ("April 1999 Revenues"), and the amount of expenses incurred or paid in respect of April 1999 ("April 1999 Expenses"). To the extent that April 1999 Revenues exceed April 1999 Expenses (with the difference being "April 1999 Net Income"), Seller shall be entitled to a portion thereof equal to April 1999 Net Income times a fraction, the numerator of which equals the number of days prior to the Closing Date in April, 1999, and the denominator of which is 30.

     1.5 CHANGE OF NAMES. On the Closing Date, Seller shall cease doing business under Seller's current Business Names and any other symbol, trademark, service mark, logo or trade name currently used by Seller. Seller shall, on the Closing Date, deliver to Purchaser, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Names conveyed by Seller pursuant to this Agreement in the State of California and in any other relevant jurisdiction. Notwithstanding anything contained herein to the contrary, the Shareholders shall be permitted to use the names, trademark and or service marks for the names identified on Schedule 1.5, without violating the provisions of this Section 1.5.

     1.6 EXCLUDED ASSETS. Notwithstanding anything contained in Section 1.1, Sellers shall not sell and Purchaser shall not acquire any right, title or interest in or to the assets identified in Schedule 1.6 (the "Excluded Assets").

                                   ARTICLE 2
                         PURCHASE PRICE AND RETENTION

     2.1 PURCHASE PRICE. The Purchase Price shall be equal to four (4) times the product of one and four-tenths (1.4) of the recurring revenue (excluding equipment, programming or software sales or consulting fees) of Seller for the quarter ending March 31, 1999 (which amount is approximately Two Million One Hundred Twenty-Three Thousand Seven Hundred Seventy-Five Dollars ($2,123,775)). On the Closing Date, Purchaser shall: (a) deliver to Seller in consideration for the Assets and the restrictive covenants set forth herein in immediately available funds, an aggregate of ninety percent (90%) of the Purchase Price, less Fifty Thousand Dollars ($50,000) previously deposited by Purchaser with Seller (the "Pre-Payment Amount"), as more fully described in
Section 7.14; and (b) pay into an escrow account (all of the costs of which shall be paid for by the Seller) pursuant to an escrow agreement in substantially the form attached hereto as Annex I (the "Escrow Agreement") in consideration for the Assets and restrictive covenants set forth herein an amount equal to ten percent (10%) of the Purchase Price (the "Hold Back Amount") which shall be retained by the escrow agent (the "Escrow Agent") for a period of ninety (90) days from the Closing Date (the "Hold Back Period") as security for the obligations of the Sellers, and the Shareholders acknowledge that forfeiture of the Hold Back Amount may be required pursuant to Article 10 hereof. In addition to all other rights and remedies which Purchaser may have with respect to the Hold Back Amount, Purchaser shall have all rights and remedies of a secured party under the California Uniform Commercial Code and other applicable law with respect to the Hold Back Amount. The consideration set forth in this Section 2.1 shall be allocated in the manner as set forth in
Section 7.11 hereof.

     2.2 LIABILITIES. Purchaser is not assuming any liabilities of Seller except those liabilities in connection with the following: (i) obligations which arise, accrue or are incurred specifically by Purchaser after the Closing in connection with contracts assumed by Purchaser hereunder, or (ii) obligations (other than out-of-pocket payment obligations) which exist as of the Closing in connection with contracts assumed by the Purchaser hereunder, which relate to services or goods to be received by the Purchaser after the Closing; provided, however, that in no event shall Purchaser be obligated in any manner with respect to any liabilities, claims or demands made against Purchaser for liabilities (of any kind) which arose or accrued prior to the Closing during Seller's conduct of the Business, even though such liabilities, claims or demands are made after the Closing.

                                   ARTICLE 3

                                    CLOSING

     3.1 TIME AND PLACE. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Assets (the "Closing") shall take place on April 26, 1999, 10:00 a.m., P.D.T., or such other time mutually agreed by both parties, at the offices of McDermott, Will & Emery, 2700 Sand Hill Road, Menlo Park, California 94025. The date on which the Closing occurs shall be referred to as the "Closing Date."

     3.2 DELIVERIES BY SELLER AND THE SHAREHOLDERS. At the Closing, Seller and the Shareholders shall deliver to Purchaser the following executed documents:

          (a) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Purchaser, and Sellers, conveying, selling, transferring, and assigning to Purchaser all of the Assets (the "Bill of Sale");

          (b)  a receipt acknowledging payment by Purchaser of the Purchase
Price;

          (c) fully executed consents to the assignment of the Customer Accounts, if any, in form and substance satisfactory to Purchaser;

          (d) the documents evidencing Seller's change of Business Names as required by Section 1.5;

          (e) a certified copy of the resolutions of the directors of Seller authorizing the execution, delivery and performance of this Agreement, the sale of the Assets to Purchaser, and the consummation of the transactions contemplated herein, and a certificate of secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect, along with an incumbency certificate of Seller;

          (f)  required consents for assignment of leases, if any;

          (g)  the assignment of the Permits described on Schedule 5.21;

          (h) an opinion of counsel to Seller, in form and substance reasonably satisfactory to Purchaser;

          (i)  a signed copy of the Escrow Agreement;

          (j)  a Consulting Agreement in form as more fully described in
Section 7.10 executed by Jay P. Lacny;

          (k)  consents to the assignment of Assumed Contracts, if any; and

          (l) such other documents or separate instruments of sale, assignment or transfer reasonably required by Purchaser.

     3.3 PAYMENT OF PURCHASE PRICE. At Closing, Purchaser shall deliver the following:

          (a) Two (2) separate wire transfers as payment of the Purchaser Price, as more fully set forth in Section 2.1;

          (b) certified resolution of the board of directors of Purchaser authorizing the transaction contemplated by the Agreement;

          (c) an executed counterpart to the Consulting Agreement as more fully described in Section 7.10; and

          (d) such other documents or separate instruments of sale, assignment or transfer reasonably required by Seller.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Sellers that the statements contained in this Article 4, except as set forth in any schedules to the subsections of this Article 4 delivered by Purchaser to the Sellers on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"), if any; which Disclosure Schedules may be supplemented prior to the Closing: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this
Article 4); and (iii) shall survive the Closing as provided in Section 10.3. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). Nothing in this paragraph shall require the disclosure of an exception to a representation or warranty on more than one (1) Disclosure Schedule; provided that in all such instances the Disclosure Schedule on which the information is requested must be cross-referenced on the appropriate Disclosure Schedule. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonably particularity and describes the relevant facts in reasonable detail.

     4.1 CORPORATE STATUS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

     4.2 CORPORATE POWER AND AUTHORITY. Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.4 NO VIOLATION. The execution and consummation of this Agreement by Purchaser will not: (i) contravene any provision of the certificate of incorporation or bylaws of Purchaser; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Purchaser; or
(iii) require the consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article 5, except as set forth in the Disclosure Schedules to the subsections of this Article 5 delivered by the Sellers to Purchaser on the date hereof, if any, which Disclosure Schedules may be supplemented by the Sellers prior to Closing: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this
Article 5, except where such representations and warranties are expressly made as of a specific date in which case they must be correct as of such date); and
(iii) shall survive the Closing as provided in Section 10.3. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). Nothing in this paragraph shall require the disclosure of an exception to a representation or warranty on more than one (1) Disclosure Schedule; provided that in all such instances the Disclosure Schedule on which the information is requested must be cross-referenced on the appropriate Disclosure Schedule. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
Schedule identifies the exception with reasonably particularity and describes the relevant facts in reasonable detail.

     5.1 CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing and is qualified to conduct business under all applicable laws, regulations, ordinances, and orders of Governmental Authorities to carry on its business, including but not limited to, the laws of the State of California and has the requisite power and authority to own or lease its properties and to carry on the Business as now being conducted. Seller is duly authorized and qualified, under all applicable laws, regulations, ordinances, and orders of Governmental Authorities, to carry on the Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Business.

     5.2 POWER AND AUTHORITY. Each of the Sellers has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of his, her, or its obligations hereunder and the consummation of the transactions contemplated hereby. Each Seller has the requisite competence and authority to execute and deliver this Agreement, to perform his, her, or its respective obligations hereunder and to consummate the transactions contemplated hereby.

     5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4 Y2K. To the knowledge of the Sellers, the Assets will process dates through January 2000 without an error or interruption that would have a Material Adverse Effect on the Business.

     5.5 SUBSIDIARIES. Seller does not presently own of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity interest in any corporation, association or business entity, nor is Seller, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, except as provided in Schedule 5.5.

     5.6 NO VIOLATION. The execution and consummation of this Agreement will not: (i) contravene any provision of the articles of incorporation or bylaws of Seller (the "Charter Documents"); (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award, which is either applicable to, binding upon or enforceable against Seller, its assets or securities, or any Seller; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any Seller or the assets or securities of Seller; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the assets or securities of Seller; or
(v) to the best of each of the Shareholder's or Seller's knowledge, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     5.7 TAXES. Sellers acknowledge and agree that the Purchaser has made no representations to Sellers regarding the tax consequences of any amounts received by Sellers pursuant to this Agreement. Sellers agree to pay federal or state taxes which are required by law to be paid with respect to the sale of the Assets to Purchaser.

     5.8 NO COMMISSIONS. None of the Shareholders or Seller has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.9 FINANCIAL STATEMENTS. The Sellers have delivered to Purchaser the financial statements of Seller for the years ending December 31, 1997, and December 31, 1998, and a balance sheet dated March 31, 1999, including the notes thereto, (collectively, the "Financial Statements"), a copy of which is attached hereto as Schedule 5.9. The balance sheet dated as of December 31, 1998, of Seller included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of Seller pertaining to the Assets at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied in respect of cash basis accounting except for the lack of footnotes accompanying Financial Statements, throughout the periods indicated. The books and records of Seller fully and fairly reflect all transactions, properties, assets, and liabilities of Seller. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Current Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto, and except as permitted by GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     5.10 CHANGES SINCE THE CURRENT BALANCE SHEET.  Except as provided in
Schedule 5.10, since the date of the Current Balance Sheet, Seller has not:
(i) sold, leased or transferred any of its properties or assets except in the ordinary course of business consistent with past practices; (ii) made or obligated itself to make capital expenditures inconsistent with past practice;
(iii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions other than in the ordinary course of business consistent with past practices and other than this Agreement and the transactions contemplated hereby; (iv) waived, cancelled, compromised or released any rights except in the ordinary course of business consistent with past practices; (v) made or adopted any change in its accounting practice or policies; (vi) made any adjustment to its books and records; (vii) entered into any transaction with any Affiliate other than transactions in the ordinary course of business consistent with past practice;
(viii) terminated, amended, or modified any agreement except in the ordinary course of business consistent with past practices; (ix) imposed any security interest or other Lien on any of its assets except in the ordinary course of business consistent with past practices; (x) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on Seller or the Business; (xi) except as contemplated in this section, engaged in any other transaction out of the ordinary course of the Business consistent with past practices; (xii) paid any dividends or made any distribution of cash or property to the Shareholders (except for payment of their regular salaries); or (xiii) agreed to do or authorized any of the foregoing.

     5.11 LITIGATION. Except as provided in Schedule 5.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or to any Seller's knowledge threatened against, by or affecting any Shareholder, Seller, the Business, or the assets of Seller, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and to any Seller's knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Shareholders or Seller is or was a party which have not been complied with in full or which continue to impose any material obligations on the Assets.

     5.12 LIABILITIES. Schedule 5.12 sets forth all liabilities or obligations which individually exceed Five Thousand Dollar ($5,000), whether accrued, absolute, contingent or otherwise, of Seller not reflected on the Current Balance Sheet, including: (i) liabilities and obligations existing on the date hereof that were incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet; and
(ii) liabilities incurred in the ordinary course of Business prior to the date of the Current Balance Sheet which were not required to be recorded thereon, including but not limited to liabilities arising out of guarantees, repurchases of any of Seller's securities, and indemnification agreements (the liabilities and obligations referenced in (i) and (ii) above are referred to as the "Designated Liabilities"). None of the Designated Liabilities relates to any breach of contract, breach of warranty, tort infringement, or violation of law, and none arose out of any action, suit, claim, governmental investigation, or arbitration proceeding.

     5.13 INDEBTEDNESS. Schedule 5.13 sets forth the outstanding principal amount of and outstanding interest on (as of the date set forth in the Schedule) all indebtedness for borrowed money and capitalized lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by Seller which individually exceed Five Thousand Dollar ($5,000) and the name and telephone number of Seller's contact at such bank or other Person.

     5.14 ENVIRONMENTAL MATTERS. To the best of each of the Sellers' knowledge, Seller has not received any notice (nor would there be any basis for such a notice) from any local, state or federal agency having jurisdiction over the Business, Seller's operations, properties, or assets or responsibility for the enforcement of local, state, or federal environmental, health, and safety laws of any violation of any environmental, health and safety laws by Seller or its officers or employees, in connection with the Assets.

     5.15 Real Property, Leases and Significant Personal Property. Seller does not own any real property. Schedule 5.15 sets forth:

          (a)  All real property owned by Seller;

          (b) All personal property owned by Seller or used by the Business as of the Current Balance Sheet date, included on the Current Balance Sheet, all of which is included in the accounts reflected on the Current Balance Sheet;

          (c) All other personal property of Seller acquired since the Current Balance Sheet date in each case with a cost to Seller in excess of Five Thousand Dollars ($5,000); and

          (d) All leases for real and personal property to which Seller is a party involving real or personal property, including in each case true, complete and correct copies of all such leases and including an indication as to which real and personal property is currently owned, or was formerly owned, by any of the Shareholders or Seller. All of the material machinery and equipment and all other tangible assets of Seller are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with industry practice. All leases set forth in Schedule 5.15, are in full force and effect and constitute valid and binding agreements of Seller and to Sellers' best knowledge, constitute valid and binding agreements of the other parties thereto in accordance with their respective terms, and all fixed assets used by Seller are either owned by Seller or leased under a valid agreement. Schedule 5.15 also sets forth a summary description of all plans or projects involving the opening of new operations or the acquisition of any real property or existing business, with respect to which Seller has made any material expenditure in the one-year period prior to the date of the Agreement, or entered into a written commitment therefor, which if pursued by Seller would require additional expenditures of capital.

     5.16 Good Title, Adequacy and Condition.

          (a) Seller has, and at Closing will have, good and marketable title to the Assets with full power to sell, transfer and assign the same. Except as disclosed in Schedule 5.16, the Assets are free and clear of any Lien, and by virtue of the grant, conveyance, sale, transfer, and assignment of Assets hereunder, Purchaser shall receive good and marketable title to all of the Assets, free and clear of all Liens.

          (b) The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and, except as provided in Schedule 5.16, include, without limitation, all tangible and intangible assets owned by Seller including all vehicles, equipment and inventory, and all Contracts, customer lists, intellectual property, cash and accounts receivable, and licenses and permits of Seller.

     5.17 COMPLIANCE WITH LAWS. Except as provided in Schedule 5.17 and to the best of Seller's and the Shareholders' knowledge, Seller is in compliance with all laws and regulations and is not in violation of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller and there are no claims, actions, suits or proceedings pending or, to the knowledge of Seller or any of the Shareholders, threatened, against or affecting Seller or the Business, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

     5.18 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1999, except as provided in Schedule 5.18, there has not been: (i) any Material Adverse Change in the Business; or (ii) any material loss, damage, or other casualty to the Assets. Since January 1, 1999, the Seller has operated the Business in the ordinary course of business consistent with past practice and has not:
(i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice; (ii) incurred or failed to discharge or satisfy any Lien other than Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Assets, all of which shall be released as of the Closing Date; (iii) sold or transferred any of the Assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practices; (iv) defaulted on any material obligation relating to the Business; (v) entered into any transaction material to the Business, or materially amended or terminated any arrangement material to the Business, except in the ordinary course of business consistent with past practice; or (vi) entered into any agreement or made any commitment to do any of the foregoing.

     5.19 INTELLECTUAL PROPERTY. Schedule 5.19 hereto sets forth a true and complete list of all of the Sellers' patents, patent applications, licenses, copyrights, copyright registrations, copyright registration applications, trade names, trademarks, trademark registrations, trademark applications, domain names, service marks, service mark registrations, trade secrets (which shall mean for purposes of this section only, vendor lists, Customer Accounts, and internet portal agreements) and service mark applications, domain names and any applications in respect thereto (the "Intellectual Property") used by the Sellers in whole or in part for the conduct of the Business as now conducted. All the Intellectual Property is owned by the Sellers free and clear of any and all Liens, and no licenses for the use of any of such rights have been granted by the Shareholders or Seller to any third parties. All of such rights are valid, enforceable and are adequate for the Business as now conducted. Except as listed on Schedule 5.19, all of such rights will be acquired by Purchaser at the Closing, and the transfer of and use by Purchaser of such rights will not require the consent of any other person. Seller has not been notified by a third party of any claim of, nor does Seller have knowledge of, any conflict with or infringement of any registered or unregistered patent, trademark, trade name, copyright, license or other right, of any person, and the Sellers do not license any such right from others except as disclosed on Schedule 5.19 and except for shrink-wrap license agreements. The Sellers do not know of any person who has wrongfully used, or threatened to use, any of the Intellectual Property. No claim is pending or, to the Sellers' best knowledge, threatened or has been made within the past five (5) years, to the effect that any such infringement or conflict has occurred. To the knowledge of the Sellers, the Intellectual Property is adequate and appropriate for the Business as now conducted, and the Sellers' rights in the same are valid and subsisting. The Seller has the full right to
use their name in every jurisdiction where they do business.   Further, the
Seller has not engaged in any business whatsoever or conducted the Business under the domain name "simplyinternet.net" and the Sellers are not aware of any of its customers utilizing or accessing the internet or any account with Seller under the domain name "simplyinternet.net". Notwithstanding anything contained herein to the contrary, in the event that Purchaser is required to transfer customers accounts from the "simplyinternet.net" to another account, and Purchaser loses customers due to such account transfer, then in such an event, Jay Lacny shall indemnify Purchaser in the amount of Three Hundred Fifty Dollars ($350) for each customer lost by Purchaser as a result of such account transfer.

     5.20 ACCOUNTS RECEIVABLE.  Seller has no accounts receivable.

     5.21 LICENSES AND PERMITS. Except as provided in Schedule 5.21, and to the best of Seller's and Shareholders' knowledge, Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All Permits are valid and in full force and effect, Seller is in compliance in all material respects with their requirements, and no proceeding is pending or to Seller's or any Shareholder's knowledge threatened to revoke or amend any of the Permits. Except as disclosed on Schedule 5.21, none of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

     5.22 CONTRACTS, CUSTOMER LISTS AND EMPLOYMENT MATTERS. Schedule 5.22 lists all customers and contracts of Seller that account for more than 1% of Seller's annual gross revenue, all contracts of Seller requiring payment or performance involving Ten Thousand Dollars ($10,000) or more, and all contracts and obligations with a term longer than one (1) year (collectively, the "Material Contracts"). All of the Material Contracts: (i) are valid and binding obligations of the parties; (ii) are not in default and will not become in default solely upon notice or the passage of time without curative action; and (iii) will remain in full force and effect following the Closing, without requiring the consent of the other parties thereto and without causing a default, right to terminate or right to modify any terms under any such Material Contracts, notwithstanding any provisions in any such Material Contracts which may set forth a restriction on change in control of Seller. Seller has delivered to Purchaser true, complete and correct copies of all Material Contracts prior to Closing. None of the parties to the Material Contracts (which include all of Seller's significant Customers) has cancelled or substantially reduced or, to the knowledge of Seller or any of the Shareholders, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by Seller, and Seller has complied with all commitments and obligations pertaining to any Material Contract, and is not in default under any such Material Contract, and no notice of default has been received.

     5.23 PREDECESSOR STATUS, ETC. There have been no predecessor corporations of Seller for the past five (5) years. Seller has not been a subsidiary or division of another corporation or part of an acquisition which was later rescinded.

     5.24 SPIN-OFF BY SELLER. Except as disclosed on Schedule 5.24, within the preceding two (2) years, there has not been any sale, spin-off or split-up of material assets of Seller or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller.

     5.25 RECORDS OF SELLER. All material corporate actions taken by Seller have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Seller have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.

     5.26 ACCURACY OF INFORMATION FURNISHED BY SELLER AND THE
SHAREHOLDERS. No statement or information contained in this Agreement and the various Schedules and Annex attached hereto or in any certificate furnished to Purchaser pursuant hereto, contains or shall contain any untrue statement of a fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Sellers have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto that were requested by the Purchaser. If prior to the Closing, the Sellers become aware of any fact or circumstance which would change a representation or warranty of Sellers in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve the Sellers of their obligation under this Agreement. At the option of the Purchaser, the Purchaser shall not be obligated to proceed with the close if the Seller's representations and warranties are not true and accurate in all material respects as of the date hereof.

     5.27 SURVIVAL. Each of the representations and warranties set forth in this Article 5 shall survive the Closing as provided in Section 10.3.

                                   ARTICLE 6

                    CONDUCT OF BUSINESS PENDING THE CLOSING

     6.1 CONDUCT OF BUSINESS BY SELLER PENDING THE CLOSING. Except as provided in Schedule 6.1, Seller and the Shareholders, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Closing, the Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business consistent with past practice. Seller and the Shareholders shall use its or their reasonable best efforts to preserve intact Seller's business organizations, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, Seller shall not, except as expressly required or permitted by the terms of this Agreement, and except for any actions taken with respect to the Excluded Assets, between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser:

          (a)  amend or otherwise change its Charter Documents;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice; or any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

          (d) sell, lease or transfer any of its properties or assets (other than in the ordinary course of business consistent with past practice), or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets; or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person (except in the ordinary course of business consistent with past practice); make or obligate itself to make capital expenditures out of the ordinary course of business consistent with past practice; other than in the ordinary course of business consistent with past practice, incur any obligations or liabilities including, without limitation, any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein or in the ordinary course of business consistent with past practice, or impose any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

          (e) pay any bonus to its officers or employees, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (f) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practices;

          (g) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the Financial Statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except to the extent being contested in good faith;

          (h) enter into any transaction or agreement with any of the Sellers or an Affiliate thereof except for such transactions or agreements expressly permitted herein; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article V untrue or incorrect in any material respect.

                                   ARTICLE 7

                CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     7.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles 8 and 9. The Sellers shall cause Seller to comply with all of the covenants of Seller under this Agreement. The Sellers covenant and agree to deliver to Purchaser at the Closing the certificates, opinions and other documents required to be delivered to Purchaser pursuant to Article 8, and Purchaser covenants and agrees to deliver to the Sellers the certificates and other documents required to be delivered to the Sellers pursuant to Article 9.

     7.2 CONFIDENTIALITY, PUBLICITY. Except as required by law, neither party shall disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior written notification of the other party hereto; provided, however, that Seller may disclose the transaction contemplated by this Agreement to third parties to the extent such disclosure is necessary to obtain consents to transfer any of the Assets to Purchaser. The disclosing party shall provide the other party with a copy of all public announcements proposed to be made by such party which relate to this Agreement or the transactions contemplated hereby prior to the release of such announcements to the public.

     7.3 NO OTHER DISCUSSIONS. Until this Agreement is terminated as herein provided, none of the Shareholders, Seller, or its Affiliates, employees, agents, and representatives will: (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale, or other disposition of any substantial part of the assets, the Business or the properties of Seller (whether by merger, consolidation, sale of stock, sale of assets, or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Sellers will immediately notify Purchaser if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions.

     7.4 DUE DILIGENCE INVESTIGATION. Purchaser and Seller shall be entitled to conduct, prior to Closing, a due diligence investigation of the other party, its assets and business. Each party shall provide the other party, its designated agents and consultants with reasonable access during normal business hours to their respective business and the assets and all books, records, documents, correspondence and other materials ("Proprietary Documents") related thereto which either party, its agents and consultants reasonably require to conduct such due diligence review; provided, however, that such investigation shall not unduly interfere with the normal day-to-day operations of either party; and provided further, that without the prior consent of the disclosing party, neither party shall contact, interview, meet, solicit or otherwise discuss the transactions contemplated by this Agreement with any customers, employees, or suppliers of the disclosing party.
Purchaser and Seller agree to keep strictly confidential and not to disclose to third parties all or any portion of Proprietary Documents. Upon termination of this Agreement, both parties shall return all Proprietary Documents, copies, extracts, and summaries thereof, in any form or medium, in its possession to the disclosing party.

     7.5 RELATED PARTY AGREEMENTS. Set forth in Schedule 7.5 are all of the existing agreements between Seller and its Affiliates and between the Seller and the Shareholders affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, and unless otherwise stated, such agreements shall continue to survive after the Closing.

     7.6 COOPERATION. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     7.7 OTHER ACTIONS. Prior to the Closing, each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations, and contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications, and orders of any Governmental Authority and parties to Contracts with Seller as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.8 NOTIFICATION OF CERTAIN MATTERS. The Sellers shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     7.9 PAYOFF AND ESTOPPEL LETTERS. Prior to the Closing, the Sellers shall request and deliver to Purchaser, with respect to any Indebtedness affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, payoff and estoppel letters from such holders of any Indebtedness, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Purchaser, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled; provided, however, that such payoff and estoppel letters shall not be required with respect to any liabilities under contracts being assumed by the Purchaser pursuant to this Agreement, including but not limited to lease agreements for certain Assets.

     7.10 CONSULTING SERVICES. As set forth more fully in the consulting agreement between Jay P. Lacny and the Purchaser, substantially in the form attached hereto as Annex II (the "Consulting Agreement"), Jay Lacny agrees to provide consulting services to the Purchaser for up to one (1) year following the Closing, to be performed during normal business hours, not to exceed fifty
(50) hours in any one month. His standard compensation will be Four Thousand One Hundred Sixty-six and sixty-seven Cents ($4,166.67) per month, and certain additional amounts may be payable if certain operating landmarks are attained, as set forth more fully in the Consulting Agreement.

     7.11 ACCOUNTING TREATMENT. Sellers and Purchaser agree to follow tax accounting treatment and allocations in respect of the sale of the Assets consistent with the treatment and allocations described in Schedule 7.11.

     7.12 COVENANT NOT TO COMPETE. In order to ensure that Purchaser will realize the benefits of the transactions contemplated hereby, the Sellers agree with Purchaser that the Sellers will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, trustee, custodian, fiduciary, lender, or security holder of any company, business, or entity, or otherwise:

          (a) for a period of three (3) years following the Closing Date, engage in, or finance or provide financial assistance with respect to the Business currently conducted by the Seller, except for the business currently conducted by Simplystocks.com, a California corporation, in the Restricted Territory; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this section;

          (b) for a period of three (3) years following the Closing Date, directly or indirectly: (i) induce any Person which is a customer of Seller to patronize any business directly or indirectly in competition with the Business in the Restricted Territory; (ii) canvass, solicit, or accept from any Person which is a customer of the Business in the Restricted Territory, any such competitive business; or (iii) request or advise any Person which has a business relationship with the Business in the Restricted Territory to withdraw, curtail, or cancel any such Person's business with the Business;

          (c) for a period of three (3) years following the Closing Date, directly or indirectly employ, or solicit the employment of, any person (other than the Shareholders) who was employed by Seller or the Purchaser Companies at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment; provided, however, that the Shareholders may hire any employee that is terminated by Purchaser; and

          (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in its or their possession Seller's proprietary rights or records, included in the Assets, including, but not limited to, any of its customer lists.

     Seller expressly agrees that Purchaser has a legitimate business interest justifying the existence of this Section 7.12. Seller acknowledges that Seller may be exposed to: (i) certain information and document of Purchaser that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable, by proper means, by other persons who can obtain economic value from its disclosure or use which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (the "Trade Secrets"); and (ii) valuable confidential business and professional information of Purchaser that does not otherwise qualify as Trade Secrets of Purchaser; and (iii) substantial relationships of Purchaser with specific prospective or existing customers, and clients of Purchaser; and (iv) the customer, and client goodwill associated with Purchaser's businesses.

     Purchaser and the Sellers have carefully considered the nature and extent of the restrictions imposed by this Section 7.12 (collectively, the "Restrictive Covenant") and the rights and remedies conferred upon Purchaser under the Restrictive Covenant and hereby expressly acknowledge and agree that: (i) any restricted period and the Restricted Territory and all other restrictions contained in the Restrictive Covenant are designed to eliminate competition which would otherwise be unfair to Purchaser; (ii) the Restrictive Covenant is reasonable and necessary and fully required to protect the legitimate business interests of Purchaser; (iii) Purchaser's legitimate business interests extend throughout the State of California and Purchaser currently has, customers, arrangements, and relationships throughout the State of California; (iv) the Restrictive Covenant imposes a reasonable restraint upon the Sellers; (v) any violation of the terms of the Restrictive Covenant could have a substantial detrimental effect on Purchaser's business; (vi) the Restrictive Covenant does not stifle the Sellers' inherent skill and experience; (vii) the Restrictive Covenant does not confer a benefit upon Purchaser disproportionate to the detriment to Seller; and (viii) the Sellers expressly acknowledge that the Sellers shall have the ability to practice the Sellers' profession outside of the Restricted Territory and that the Restrictive Covenant shall not inhibit the Sellers' ability to practice the Sellers' profession.

     The Sellers agree and acknowledge that any damages resulting from any violation of the Restrictive Covenant would be difficult to ascertain and, for that reason, the Sellers expressly agree that, in the event of any violation of the Restrictive Covenant, Purchaser shall be entitled to preliminary and permanent injunctive relief restraining any such violation of any or all of the Restrictive Covenant either directly or indirectly, from any court of competent jurisdiction, without proof of actual damages and without posting bond, and such right of Purchaser shall be cumulative and shall in no way limit any other remedies which the Purchaser Companies may have (including, without limitation, the right to seek monetary damages). Purchaser and each of the Sellers hereby agrees that Purchaser may assign, without limitation, the foregoing restrictive covenants to any successor to Purchaser's business or any of Purchaser's Companies.

     The Sellers hereby agree and acknowledge that Purchaser would suffer irreparable harm if any Seller violates the Restrictive Covenant, and Purchaser shall be entitled to equitable relief in the enforcement thereof, including without limitation injunctive relief. The Sellers acknowledge that the Restrictive Covenant has been called to the attention of Seller and Seller understands that the Restrictive Covenant is a material covenant of this Agreement and that Purchaser would not have entered into this Agreement without the existence of the Restrictive Covenant. Purchaser and Seller further agree that, in the event of any litigation at law or at equity with regard to the enforcement or interpretation of the Restrictive Covenant, Purchaser shall be entitled to be reimbursed by the Sellers for all reasonable attorneys' fees and costs which Purchaser and Purchaser's Affiliates incur, at all levels of all such litigation, including without limitation, pre trial and appellate levels, if the Purchaser receives a final and binding judgment of a court of competent jurisdiction in favor of Purchaser.

     If a court having jurisdiction over this Agreement shall determine that any restricted period or the Restricted Territory or any other restriction contained in the Restrictive Covenant is over broad or is unenforceable for any reason whatsoever, it is the intention of Purchaser and Seller that the Restrictive Covenant shall not thereby be terminated or void, but shall be deemed amended to the extent required by such court to render it valid and enforceable to the greatest extent permissible by such court and the applicable law and public policy.

     If any Seller violates the Restrictive Covenant, and Purchaser's successors and assigns or any of Purchaser's Affiliates bring legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, for any time period any Seller is judged by a court of competent jurisdiction to be in violation of the Restrictive Covenant, such time period shall not be included in calculating the Restricted Period.

     7.13 EMPLOYMENT. Purchaser agrees to hire Sherilynne Lacny at weekly gross salary of Nine Hundred Twenty-Three Dollars and Eight Cents ($923.08), less applicable tax withholdings or other deductions required by law following the Closing. Sherilynne Lacny will work for Purchaser on an "at will" basis, terminable at any time by Purchaser and terminable by Sherilynne Lacny after ninety (90) days of the Closing. Seller has agreed to and has expressly represented to Purchaser that Seller will be terminating the employment of the foregoing individual effective as of the Closing Date. Purchaser shall provide Sherilynne Lacny with employment benefits customarily offered by Purchaser to its employees in comparable position. Notwithstanding anything contained herein to the contrary, Seller will remain responsible for all salary, benefit, and tax matters pertaining to such individual's former employment with Seller.

     7.14 PRE-PAYMENT AMOUNT. The parties hereby acknowledge that Purchaser has previously deposited Fifty Thousand Dollars ($50,000) which amount shall be applied as a partial payment of the Purchase Price described in Section 2.1 hereof as of the Closing Date. Such prepayment shall be refunded to the Purchase if and only if this Agreement is terminated as a result of the Seller failing to satisfy the condition to Closing set forth in Section 8.2 and
Section 12.1(b) as applicable, of this Agreement. Such refund, if any, shall be made to Purchaser within three (3) days of such termination of this Agreement.

     7.15 SELLER'S APRIL NET INCOME. On or before the seventieth (70th) day following the Closing Date, Purchaser shall pay to Seller, by check or wire transfer, Seller's April Net Income, as determined in accordance with
Section 1.4, without set-off or counterclaim.

                                   ARTICLE 8

                  CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Purchaser;

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Sellers contained in
Article V of this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Shareholders and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including those obligations set forth in Article 7 herein. The Shareholders and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, duly signed by an executive officer of Seller, certifying that all such obligations have been performed and complied with.

     8.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between January 1, 1999 and the Closing Date: (i) there shall have been no Material Adverse Change in Seller or the Business; (ii) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the service or products of Seller or the Business; and
(iii) no material portion of the Assets shall have been damaged by fire, flood, casualty, riot, or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Purchaser a certificate to that effect, dated as of the Closing Date and signed by the Sellers.

     8.3 CORPORATE CERTIFICATE. Seller shall have delivered to Purchaser copies of resolutions adopted by its Board of Directors and the Shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary of Seller as being true, correct, and complete.

     8.4 CONSENT. Seller and the Shareholders shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Seller and the Shareholders from any person from whom such consent or waiver is required under any contract to which the Shareholders, Seller, or the Assets are bound, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law. Without limiting the foregoing, the Sellers shall have received all necessary consents to the transactions contemplated by this Agreement including, without limitation, the transfer and assignment of all operating permits necessary for the operation of the Business, and shall have provided all proper notifications to and obtained all necessary consents from such local, municipal, state or governmental authorities as may be necessary in order to consummate the transactions contemplated hereunder.

     8.5 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Purchaser, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.6 OPINION OF COUNSEL. Purchaser shall have received an opinion dated as of the Closing Date from counsel for Seller in substantially the form attached hereto as Annex III.

                                   ARTICLE 9

                 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Sellers:

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an executive officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

     9.2 OTHER CONDITIONS. At the Closing, Purchaser shall have delivered to the Sellers and the escrow agent the appropriate portions of the Purchase Price.

     9.3 CORPORATE CERTIFICATE. Purchaser shall have delivered to Seller copies of resolutions adopted by its Board of Directors authorizing the transactions contemplated by this Agreement certified as of the Closing Date by the Secretary of Purchaser as being true, correct, and complete.

     9.4 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Sellers, makes it inadvisable to proceed with the transactions contemplated hereby.

                                  ARTICLE 10

                NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

     10.1 NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION.

          (a) The Sellers agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Purchaser (collectively, "Indemnifiable Damages") in the aggregate up to but not exceeding Five Hundred Thousand Dollars ($500,000), and only to the extent any such Indemnifiable Damages individually exceed Five Thousand Dollars ($5,000) resulting from or arising out of: (i) any breach of a representation or warranty, including a breach caused by a misrepresentation in, or omission from, any of Seller's Disclosure Schedules, made by the Sellers in or pursuant to this Agreement; (ii) any breach of the covenants or agreements made by the Sellers in this Agreement; (iii) any inaccuracy in any certificate delivered by the Seller pursuant to this Agreement; (iv) other than obligations under any contracts or agreements included among the Assets and assumed by the Purchaser pursuant to Section 2.2, any liability of the Seller to creditors of the Seller which is imposed on Purchaser whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by the Seller or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; (v) any violation by the Seller of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll, property or other tax liabilities of the Seller which occurs or exists prior to the Closing Date; or (vi) the existence of creditors of the Seller that are not disclosed to the Purchaser; provided, however, that the indemnity obligation under this Section 10.1(a) will not be limited in dollar amount to the extent that Purchaser's Indemnifiable Damages result from or arise out of the (i) Sellers' fraud or intentional or knowing misrepresentation or omission with respect to the transaction contemplated hereby; and (ii) any costs, expenses, claims, awards, damages or payments of any kind and whenever made, with respect to any claims, damages, injunctions, damages or suits arising out of and in connection with any action commenced or instigated by shareholders of Seller in connection with this transaction. The indemnity obligation contained in this Section 10.1(a) shall continue for a period set forth in
Section 10.3; provided, however, that the indemnity obligations hereunder shall continue with respect to any claim arising from or relating to matters for which Purchaser shall have provided written notice to the Seller of Purchaser's request for indemnification for such claims prior to the expiration of such period.

          (b) The Sellers agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all Indemnifiable Damages resulting from or arising out of any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default by the Sellers under any lease, Contract or other instrument or agreement whether written or oral to the extent such Indemnifiable Damages individually exceed five thousand dollars ($5,000) and in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000). The indemnity obligation contained in this
Section 10.1(b) shall continue for a period of one (1) year from and after the Closing Date. Notwithstanding the foregoing time limitation, the obligation of the Sellers to indemnify Purchaser hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser shall have received a formal demand or allegation from a third party and provided notice thereof to the Sellers of Purchaser's intent to seek indemnification for such claims hereunder within one (1) year of the Closing Date.

          (c) Purchaser shall first set off the amount of any claim for indemnification against any amounts held by the Escrow Agent in accordance with the Escrow Agreement.

     10.2 ASSUMPTION OF SPECIFIC LIABILITIES; INDEMNIFICATION OF
SELLER. Purchaser agrees to perform all of the Seller's contractual obligations related to the Assets and the Business to the extent, and only to the extent, such obligations have been expressly assumed by Purchaser hereunder and that they first mature and are required to be performed by Purchaser after the close of business on the Closing Date. The Purchaser agrees to indemnify and hold Sellers and their Affiliates harmless from and against all Indemnifiable Damages resulting from or arising out of: (i) any breach of a representation or warranty made by the Purchaser in or pursuant to this Agreement; (ii) any breach of the covenants or agreements made by the Purchaser in this Agreement; (iii) any inaccuracy in any certificate delivered by the Purchaser pursuant to this Agreement; (iv) events occurring after the Closing related to Purchaser's ownership of the Assets or Purchaser's conduct of the Business, unless otherwise expressly provided to the contrary, herein;
(iv) the failure of the Purchaser to pay any obligation assumed by Purchaser pursuant to Section 2.2; or (v) any violation by the Purchaser of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll, property or other tax liabilities of the Purchaser which occurs or exists after the Closing Date, unless such violation is caused by Sellers' misrepresentation, omission or failure to provide accurate or sufficient information of same which contributes to Purchaser's violation of same. The indemnity obligation contained in this Section 10.2 shall continue for a period set forth in Section 10.3; provided, however, that the indemnity obligations hereunder shall continue with respect to any claim arising from or relating to matters for which Seller shall have provided written notice to the Purchaser of Seller's request for indemnification for such claims prior to the expiration of such period.

     10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Sellers or Purchaser in this Agreement or pursuant hereto shall survive for a period of one (1) year following the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants, and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     10.4 CLAIMS FOR INDEMNIFICATION.

          (a) NOTICE. In the event that Purchaser or Sellers suffers Indemnifiable Damages, including Indemnifiable Damages resulting from the claim of a third party ("Third Party Claims"), the party making a claim for indemnification ("Indemnitee") shall within sixty (60) days of discovering or incurring such Indemnifiable Damages give the indemnifying party ("Indemnitor") written notice thereof ("Notice of Claim"). The Purchaser shall also provide a copy of any Notice of Claim to the Escrow Agent in accordance with the Escrow Agreement. The Notice of Claim shall state in reasonable detail the nature of the claim, the specific provisions in this Agreement alleged to have been breached, and the amount of the claim for indemnification. Such amount shall represent the Indemnitee's good faith estimate of the Indemnifiable Damages. The Indemnitor shall have fifteen (15) days from receipt of the Notice of Claim to accept or reject the claim for indemnification. The Indemnitee shall be deemed to have waived its right to indemnification for any Indemnifiable Damages for which notice is not given in a timely manner as set forth herein if and to the extent that the Indemnitor can show that such failure to give timely notice has materially prejudiced the Indemnitor's ability to defend or otherwise respond to such claim. Any claim for Damages accepted by the Indemnitor or any claim determined as valid under the claim procedure set forth in Section 10.4(b) below, shall be deemed "Established Damages" for the purposes of this Agreement.

          (b) Claims of Buyer and Seller. If a Notice of Claim is given pursuant to Section 10.4(a) above, and no rejection is received within the fifteen (15) day period specified above, then the Indemnitor shall be deemed to have accepted such claim. If the Indemnitor rejects a claim within such fifteen (15) day period, the parties shall, in good faith, attempt to negotiate a resolution of such claim within sixty (60) days thereafter (the "Resolution Period"). If the parties do not reach resolution during the Resolution Period, then the Indemnitee may, within fifteen (15) days after the end of the Resolution Period proceed to submit the controversy to arbitration under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the Sellers and Purchaser. The expenses in connection with any arbitration shall be borne equally by the Sellers and Purchaser unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that the Indemnitor is obligated for such Indemnifiable Damages, the amount set by such arbitration shall be the amount of the Established Damages and the Indemnitor shall owe such amount. If any Seller is the Indemnitor, the Escrow Agent shall pay such amount to the Purchaser in accordance with the Escrow Agreement. If as a result of such arbitration it is determined that the Indemnitor has no obligation to indemnify, the Indemnitor shall have no further liability on the claim.

          (c) Third Party Claims. Both parties will have joint right to control the defense and settlement of all Third Party Claims with counsel reasonably satisfactory to both parties, provided that any such defense or settlement shall be subject to both parties' reasonable approval. Neither party will consent to the entry of any judgment or enter into any settlement which: (i) does not include as an unconditional term thereof the grant by the third party plaintiff or claimant to Indemnitee of a release of all liability in respect of such Third Party Claim; or (ii) seeks an injunction, specific performance, or a declaration of rights or other equitable relief that, in the good faith judgment of Indemnitee, will likely have a material adverse effect on the Indemnitee's operations without the prior written consent of the Indemnitee (which shall not to be withheld unreasonably).

                                  ARTICLE 11

                                  DEFINITIONS

     11.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on the date hereof.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation, or other contract, agreement, or instrument, whether written or oral.

          "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Knowledge" or "to the best knowledge" or similar terms as used in this Agreement, unless otherwise specifically defined herein, shall mean the actual knowledge, after due inquiry and investigation, of each of the Shareholders, the officers and directors of Seller.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Person" means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Restricted Territory" means the area in the State of California that is defined by a region south of Bakersfield, California.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, and unemployment taxes imposed by any federal, state, local, or foreign governmental agency, and any interest or penalties related thereto.

                                  ARTICLE 12

                       TERMINATION, AMENDMENT AND WAIVER

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of all of the parties hereto at any time prior to Closing; or

          (b) by Purchaser in the event of a material breach by the Sellers of any provision of this Agreement or by any of the Sellers in event of a material breach by the Purchaser of any provision of this Agreement; or

          (c) by either party if the Closing shall not have occurred by June 30, 1999, notwithstanding the diligent efforts of all parties, and the parties hereto have not agreed to extend the date to Close.

     12.2 EFFECT OF TERMINATION. Except as expressly stated herein, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Purchaser shall immediately return to the Sellers any and all documents pursuant to Section 7.4 and Purchaser shall be entitled to a refund of the Pre-Payment Amount to the extent provided in Section 7.14.

                                  ARTICLE 13

                              GENERAL PROVISIONS

     13.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-
paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  If to Purchaser or, following the Closing:

                         SkyLynx Communications, Inc.
                         600 South Cherry Street, Suite 305
                         Denver, Colorado  80246
                         Attention:  President/CEO
                         Fax:  (303) 316-0404

                         With a copy to:

                         McDermott, Will & Emery
                         2700 Sand Hill Road
                         Menlo Park, CA  94025
                         Attention: Robert L. Nelson, Jr., Esq.
                         Fax: (650) 233-5599

          (b)  If to the Sellers prior to the Closing:

                         8963 Complex Drive, Suite F
                         San Diego, California 92123
                         Attention:  Jay Lacny

          (c)  If to the Sellers after the Closing:

                         11091 Corte Playa Merida
                         San Diego, California 92124
                         Attention:  Jay Lacny

                         with a copy to:

                         Randall K. Broberg, Esq.
                         Heller Ehrman White & McAuliffe
                         4250 Executive Square, 7th Floor
                         La Jolla, California 92037
                         Fax:  (619) 450-8499

     13.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Annex attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.
The Schedules and Annex constitute a part hereof as though set forth in full above.

     13.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own accounting and counsel fees, incurred in connection with the negotiation and preparation of this Agreement or any transaction contemplated hereby. Sellers shall be liable for all sales, application, or transfer taxes or other such fees and costs incurred in connection with this Agreement or any transaction contemplated hereby.

     13.4 AMENDMENT; BINDING EFFECT; ASSIGNMENT. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Sellers without the prior written consent of Purchaser.

     13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original but all of which together shall constitute one and the same instrument.

     13.6 GOVERNING LAW: INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such State.

     13.7 ACCESS TO RECORDS. After the Closing Date, each party shall have reasonable access during regular business hours to the books and records of the other parties that are necessary for the parties to exercise their rights hereunder and to obtain any information necessary for their personal and corporate tax matters.

     13.8 ATTORNEYS' FEES. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of or in connection with this Agreement or the breach or interpretation hereof, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings;
(3) garnishment, levy, and debtor and third party examination; (4) collection proceedings; and (5) discovery.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly made effective as of the day and year first above written.

                              SKYLYNX COMMUNICATIONS, INC.
                              a Colorado corporation


                              By:
                                   ---------------------------------
                                   Name:
                                   ---------------------------------
                                   Title:

                              SIMPLY INTERNET, INC.
                              a California corporation


                              By:
                                   ---------------------------------
                                   Name:
                                   ---------------------------------
                                   Title:




                              ---------------------------------
                              Jay P. Lacny



                              ---------------------------------
                              Sherilynne Lacny

                                    ANNEX I

                               ESCROW AGREEMENT

                                   ANNEX II

                             CONSULTING AGREEMENT

                                   ANNEX III

                              OPINION OF COUNSEL